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EXHIBIT 3.5

DEAN HELLER                                             Entity#:  C11517-2000
Secretary of State                                      Document Number:
204 North Carson Street-Suite 1                         20020771700-40
Carson City, Nevada 89701-4299                          Date Filed:
(775) 684-5708                                          12/1/2006 9:55 AM
Website:  sec.secretaryofstate.biz                      In the office of
                                                        Dean Miller
                                                        Secretary of State

                            CERTIFICATE OF CORRECTION

(Pursuant to NRS 78, 78A, 80, 81, 82, 84, 86, 87, 88, 88A, 89 and 92A)

1.    The name of the entity for which correction is being made:

      VOYAGER PETROLEUM, INC.

2.    Description of the original document for which correction is being made:

      Certificate of Amendment to Articles of Incorporation

3.    Filing date of the original document for which correction is being made:
      10-05-06

4.    Description of the inaccuracy or defect:

      The original document as set forth above contained an incorrect effective date.

5.    Correction of the inaccuracy or defect:

      Effective date (Optional):  December 1, 2006

6.    Signature


  /s/ Sebastien C. DuFort
---------------------------
Authorized signature              Title-President             Date-12-1-06

*If entity is a Corporation, it must be signed by an Officer if stock has been issued OR incorporator or Director if stock has not been issued: a Limited-Liability Company, by a manager or managing members, a Limited Partnership or Limited-Liability Limited Partnership, by a General Partner, a Limited-Liability Partnership, by a Managing Partner: a Business Trust, by a Trustee

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.